Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2004 RESULTS

Boston, Massachusetts, November 4, 2004.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2004 results.  Net income for the three months ended September 30, 2004 was $15.2 million, or $0.98 per diluted share, compared to $6.7 million, or $0.44 per diluted share, for the comparable 2003 period.  Net income for the nine months ended September 30, 2004 was $31.8 million, or $2.06 per diluted share, compared to $22.7 million, or $1.48 per diluted share, for the comparable 2003 period.  Safety’s book value per share increased to $19.04 at September 30, 2004 after paying $0.32 per share in dividends to investors during the first nine months of 2004, compared to $17.56 at December 31, 2003 after paying $0.34 per share in dividends during the twelve months of 2003.

Direct written premiums for the three months ended September 30, 2004 increased by $15.4 million, or 11.0%, to $154.8 million from $139.4 million for the comparable 2003 period.  Direct written premiums for the nine months ended September 30, 2004 increased by $44.0 million, or 9.7%, to $496.9 million from $452.9 million for the comparable 2003 period.  These increases occurred primarily in our personal automobile line, which experienced a 6.2% increase in average written premium and a 3.2% increase in written exposures. In addition, our commercial automobile line experienced a 7.2% increase in average written premium and a 5.3% increase in written exposures, while our homeowners line had a 9.1% increase in average written premium, which was partly offset by a 2.2% decrease in written exposures.

Net written premiums for the three months ended September 30, 2004 increased by $13.1 million, or 9.5%, to $151.5 million from $138.4 million for the comparable 2003 period.   Net written premiums for the nine months ended September 30, 2004 increased by $38.4 million, or 8.5%, to $488.5 million from $450.1 million for the comparable 2003 period.  These increases were primarily due to an increase in direct written premiums, partly offset by an increase in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net earned premiums for the three months ended September 30, 2004 increased by $13.7 million, or 10.1%, to $149.5 million from $135.8 million for the comparable 2003 period. Net earned premiums for the nine months ended September 30, 2004 increased by $38.8 million, or 9.7%, to $440.0 million from $401.2 million for the comparable 2003 period.  These increases were primarily due to increased premium rates on personal automobile, commercial automobile and homeowners product lines.

Investment income for the three months ended September 30, 2004 was $6.9 million compared to $5.7 million for the comparable 2003 period. Investment income for the nine months ended September 30, 2004 was $20.3 million compared to $19.7 million for the comparable 2003 period.   Average cash and investment securities (at amortized cost) increased by $90.7 million, or 14.4%, to $719.2 million for the nine months ended September 30, 2004 from $628.5 million for the nine months ended September 30, 2003.  Offsetting the effect of this increase was a decrease in net effective yield on our investment portfolio to 3.8% during the nine months ended September 30, 2004 from 4.2% during the nine months ended September 30, 2003 due to management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.6 years at September 30, 2004 from 4.2 years at December 31, 2003.

Net realized gains on investments increased to $0.7 million for the three months ended September 30, 2004 from $0.5 million for the comparable 2003 period.  Net realized gains on investments decreased to $1.3 million for the nine months ended September 30, 2004 from $9.8 million for the comparable 2003 period.

GAAP loss, expense and combined ratios for the three months ended September 30, 2004 were 69.1%, 24.2% and 93.3% compared to 75.8%, 25.1% and 100.9% for the comparable 2003 period.  GAAP loss, expense and combined ratios for the nine months ended September 30, 2004 were 72.8%, 24.2% and 97.0% compared to 77.8%, 24.6% and 102.4% for the comparable 2003 period.  Our third quarter 2004 and our nine months ended September 30, 2004 combined ratios decreased by 7.6% and 5.4%, respectively, from the comparable 2003 periods primarily as a result of decreases in the loss ratios due to an increase in average written premium, a decrease in claim frequency in our personal automobile, commercial automobile and homeowners lines of business and favorable loss development primarily due to an improvement in prior year CAR results.

On August 12, 2004, the Board of Directors approved and declared an increase to $0.12 per share, from $0.10 per share, of its quarterly cash dividend on its issued and outstanding common stock, which was paid on September 15, 2004, to shareholders of record at the close of business on September 1, 2004.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, SEC Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2003 Form 10-K with the U.S. Securities and Exchange Commission on March 15, 2004, filed its March 31 and June 30, 2004 Forms 10-Q on May 10, and August 9, 2004, respectively, and expects to file its September 30, 2004 Form 10-Q no later than November 9, 2004 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investment securities available for sale: Fixed maturities, at fair value (amortized cost: $639,088 and $654,175, respectively)	$654,195	$673,636
Cash and cash equivalents	128,737	26,284
Accounts receivable, net of allowance for doubtful accounts	160,004	134,145
Accrued investment income	7,580	7,224
Taxes receivable	—	1,484
Receivable from reinsurers related to paid loss and loss adjustment expenses	24,352	47,503
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	81,077	73,539
Prepaid reinsurance premiums	45,253	33,474
Deferred policy acquisition costs	46,062	40,177
Deferred income taxes	11,293	8,692
Equity and deposits in pools	45,625	26,989
Other assets	3,591	3,149
Total assets	$1,207,769	$1,076,296

Liabilities
Loss and loss adjustment expense reserves	$432,295	$383,551
Unearned premium reserves	361,536	301,227
Accounts payable and accrued liabilities	27,809	37,497
Taxes payable	557	—
Outstanding claims drafts	17,526	20,045
Payable to reinsurers	48,102	45,338
Payable for securities purchased	4,983	—
Capital lease obligations	538	662
Debt	19,956	19,956
Total liabilities	913,302	808,276

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,465,150 and 15,259,991 shares issued and outstanding, respectively	155	153
Additional paid-in capital	113,385	111,074
Accumulated other comprehensive income, net of taxes	9,831	12,650
Promissory notes receivable from management	—	(34)
Retained earnings	171,096	144,177
Total shareholders’ equity	294,467	268,020
Total liabilities and shareholders’ equity	$1,207,769	$1,076,296

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net earned premiums	$149,473	$135,842	$439,983	$401,183
Investment income	6,866	5,745	20,322	19,733
Net realized gains on investments	712	459	1,316	9,830
Finance and other service income	4,098	4,048	11,698	11,693
Total revenue	161,149	146,094	473,319	442,439

Losses and loss adjustment expenses	103,282	102,909	320,209	311,992
Underwriting, operating and related expenses	36,209	34,157	106,649	98,627
Interest expenses	168	161	480	496
Total expenses	139,659	137,227	427,338	411,115

Income before income taxes	21,490	8,867	45,981	31,324
Income tax expense	6,313	2,138	14,154	8,583
Net income	$15,177	$6,729	$31,827	$22,741

Earnings per weighted average common share:
Basic	$0.99	$0.44	$2.08	$1.49
Diluted	$0.98	$0.44	$2.06	$1.48

Cash dividends paid per common share	$0.12	$0.10	$0.32	$0.24

Weighted average number of common shares outstanding:
Basic	15,318,862	15,259,991	15,283,000	15,259,991
Diluted	15,521,420	15,359,641	15,468,389	15,322,905